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                      SHOPKO STORES, INC. AND SUBSIDIARIES
              EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON AND
                            COMMON EQUIVALENT SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                             Year to Date as of                     Fiscal Years Ended
                                                        ------------------------------------------------------------------------
                                                        November 29,   November 30,     February 22,    February 24,  February 25,
                                                            1997           1996             1997            1996          1995
                                                         (40 Weeks)     (40 Weeks)       (52 Weeks)      (52 Weeks)    (52 Weeks)
                                                        ------------------------------------------------------------------------
BASIC:
Net earnings                                            $   23,323      $   20,617      $   44,946      $  38,439      $  37,790
                                                        ==========      ==========      ==========      =========      =========

Weighted average number of
  outstanding common shares                                 28,704          32,073          32,092         32,005         32,014
                                                        ==========      ==========      ==========      =========      =========

Net earnings per common
  share - basic (1)                                     $     0.81      $     0.64      $     1.40      $    1.20      $    1.18
                                                        ==========      ==========      ==========      =========      =========

DILUTED:
Net earnings                                            $   23,323      $   20,617      $   44,946      $  38,439      $  37,790
                                                        ==========      ==========      ==========      =========      =========

Weighted average number of
  outstanding common shares                                 28,704          32,073          32,092         32,005         32,014

Number of common shares
  issuable assuming exercise
  of stock options                                             711             340             278             51              4
                                                        ----------      ----------      ----------      ---------      ---------
Weighted average number of
  outstanding common and
  common equivalent shares -
  assuming full dilution                                    29,415          32,413          32,370         32,056         32,018
                                                        ==========      ==========      ==========      =========      =========

Net earnings per common
  share - diluted (1)                                   $     0.79      $     0.64      $     1.39      $    1.20      $    1.18
                                                        ==========      ==========      ==========      =========      =========

(1) Earnings per share are computed by dividing net earnings by the weighted average number of outstanding common and common equivalent shares.